Exhibit 99.1

Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

          Albany, NY, May 20, 2010 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended May 1, 2010. For the first fiscal quarter of 2010, the Company recorded a net loss of $11.4 million, or $0.36 per share compared to a net loss of $13.7 million or $0.44 per share for the same period last year.

          For the first fiscal quarter, total sales decreased 18% to $156.5 million compared to $191.4 million for the same period in 2009. Comparable store sales for the quarter decreased 3%. During the quarter, the Company operated an average of 548 stores compared to 709 stores last year, a 23% decline.

          Gross profit for the quarter was $51.5 million or 32.9% of sales as compared to $65.8 million or 34.3% of sales for the same period last year. The reduction in gross profit as a percentage of sales was due to lower vendor allowances this year versus last year.

          Selling, general and administrative expenses for the quarter were $59.3 million, a 22% reduction from $75.7 million in the comparable period last year. SG&A expenses were 37.9% of sales versus 39.5% of sales for the same period last year.

          The Company had no borrowings outstanding on its credit facility at the end of the quarter as compared to $29.0 million outstanding at the end of the first fiscal quarter of 2009. Cash on hand at the end of the quarter was $21.3 million as compared to $8.2 million at the end of the quarter last year. Inventory was $251.3 million, or $69 per square foot, at the end of the quarter versus $332.7 million or $74 per square foot at the end of the first fiscal quarter of last year.

          Trans World will host a teleconference call today, Thursday, May 20, 2010, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended

	May 1, 2010	% to Sales	May 2, 2009	% to Sales

Net sales	$156,539		$191,433

Cost of sales	105,014	67.1%	125,681	65.7%

Gross profit	51,525	32.9%	65,752	34.3%

Selling, general and administrative expenses	59,315	37.9%	75,699	39.5%

Depreciation and amortization	2,863	1.8%	3,660	1.9%

Loss from operations	(10,653)	-6.8%	(13,607)	-7.2%

Interest expense, net	688	0.4%	703	0.3%

Loss before income taxes	(11,341)	-7.2%	(14,310)	-7.5%
Income tax (benefit) expense	74	0.0%	(574)	-0.3%

NET LOSS	$(11,415)	-7.3%	$(13,736)	-7.2%

Basic and diluted loss per share:

Basic and diluted loss per share	$(0.36)		$(0.44)

Weighted average number of common shares outstanding - basic and diluted	31,395		31,296

SELECTED BALANCE SHEET CAPTIONS:
(in thousands, except store data)
	May 1, 2010		May 2, 2009

Cash and cash equivalents	$21,275		$8,221
Merchandise inventory	251,279		332,695
Fixed assets (net)	31,398		47,552
Accounts payable	74,746		89,304
Borrowings under line of credit	—		28,981
Long-term debt, less current portion	6,545		7,980

Stores in operation	544		704